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                                                                    EXHIBIT 23.2



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We have issued our report dated February 14, 1996 accompanying the consolidated financial statements of NUKO Information Systems, Inc. and subsidiary as of December 31, 1995 and the eight months ended December 31, 1995 and for the year ended April 30, 1995 appearing in the Company's Annual Report on Form 10-K for the period ended December 31, 1996 which are incorporated by reference in this Registration Statement. We consent to the use of the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts."



Grant Thornton LLP

San Jose, California

August 6, 1997